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                                                                      EXHIBIT 8




                                ALSTON & BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996


Terence J. Greene                                     Direct Dial (404) 881-7493


                                April 26, 1994


First Alabama Bancshares, Inc.
417 North 20th Street
Birmingham, Alabama 35203

Guaranty Bancorp, Inc.
5353 Essen Lane
Baton Rouge, Louisiana 70809

         Re: PROPOSED MERGER INVOLVING GUARANTY BANCORP, INC. AND FIRST ALABAMA BANCSHARES, INC.

Ladies and Gentlemen:

        We have acted as counsel to First Alabama Bancshares, Inc. ("FAB"), a Delaware corporation, in connection with the proposed merger of Guaranty Bancorp, Inc. ("GBI") with and into FAB. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of December 27, 1993, by and between GBI and FAB (the "Merger Agreement"). In our capacity as counsel to FAB, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

        In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

        In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

               (1)      the Merger Agreement;

               (2) the proxy statement/prospectus included in FAB's Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and

               (3) such additional documents as we have considered relevant.
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First Alabama Bancshares, Inc.
Guaranty Bancshares, Inc.

April 26, 1994

        In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

        We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of FAB and GBI and through the Certificate dated April 26, 1994, provided by the management of FAB and the Certificate dated April 26, 1994, provided by the management of GBI.

        You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Baton Rouge, Louisiana market area. To achieve these goals, the following will occur pursuant to the Merger Agreement:

               (1) GBI will merge with and into FAB pursuant to the General Corporation Law of Delaware and the Louisiana Business Corporation Law. FAB will acquire all the assets and assume all the liabilities of GBI. GBI's separate corporate existence will cease to exist, and FAB will be the surviving corporation. Thereafter, FAB will continue to conduct its business and will continue to operate the businesses of GBI conducted prior to the Merger.

               (2) Each share of GBI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are duly exercised and except as provided below) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive certificates representing 1.09375 shares of FAB Common Stock, subject to adjustment as provided in the Merger Agreement. At the Effective Time, any and all shares of GBI Common Stock held by any GBI Company or any FAB Company (in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall be canceled and retired, and no consideration shall be paid in exchange therefor. In the event FAB or GBI changes the number of shares of FAB Common Stock or GBI Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization, the number of shares of FAB Common Stock into which shares of GBI Common Stock shall be converted shall be equitably adjusted to reflect the effect of such stock split, stock dividend, or similar recapitalization.

               (3) No fractional shares of FAB Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash adjustments (without interest) based upon the average of the closing bid and ask quotations of such common stock on the last business day preceding the Effective Time will be paid to the holders of GBI Common Stock in respect of any fraction of a share of FAB Common Stock that would otherwise be issuable. No such holder shall be entitled to dividends, voting rights, or any other stockholder right in respect of any fractional share.

               (4) Any holder of shares of GBI Common Stock who objects to the Merger and who exercises his statutory dissenters' rights of appraisal will be entitled to receive the value of such shares in cash calculated and determined pursuant to the applicable provisions of the Louisiana Business Corporation Law and shall not be entitled to receive the consideration otherwise provided by the Merger Agreement.

        With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:
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First Alabama Bancshares, Inc.
Guaranty Bancshares, Inc.

April 26, 1994

               (1) The fair market value of the FAB Common Stock and other consideration received by the stockholders of GBI will be, in each instance, approximately equal to the fair market value of the GBI Common Stock surrendered in exchange therefor.

               (2) There is no plan or intention on the part of the stockholders of GBI who own one percent (1%) or more of the GBI stock, and to the best of the knowledge of the management of GBI, there is no plan or intention on the part of the remaining stockholders of GBI to sell, exchange, or otherwise dispose of a number of shares of FAB Common Stock to be received in the proposed transaction that would reduce their holdings in FAB Common Stock received to a number of shares having, in the aggregate a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of GBI outstanding immediately prior to the Effective Time. For purposes of this representation, shares of GBI stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of FAB stock will be treated as outstanding GBI stock as of the Effective Time. Moreover, shares of GBI stock and shares of FAB stock held by GBI stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

               (3) FAB has no plan or intention to reacquire any of its stock issued in the transaction.

               (4) FAB has no plan or intention to sell or otherwise dispose of any of the assets of GBI acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C).

               (5) The liabilities of GBI assumed by FAB and the liabilities to which the transferred assets of GBI are subject were incurred by GBI in the ordinary course of its business.

               (6) Following the transaction, FAB will continue the historic business of GBI or use a significant portion of GBI's historic business assets in a business.

               (7) FAB, GBI, and the stockholders of GBI will pay their respective expenses, if any, incurred in connection with the transaction.

               (8) There is no intercorporate indebtedness existing between GBI and FAB that was issued, acquired, or will be settled at a discount.

               (9) Neither of the parties to the Merger is an "investment company" as defined in section 368(a)(2)(F)(iii) and (iv).

               (10) GBI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A).

               (11) The fair market value and the total adjusted basis of the assets of GBI transferred to FAB will each equal or exceed the sum of the liabilities assumed by FAB plus the amount of the liabilities, if any, to which the transferred assets are subject.

               (12) The payment of cash in lieu of fractional shares of FAB stock is solely for the purpose of avoiding the expense and inconvenience to FAB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the GBI stockholders instead of issuing fractional shares of FAB stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the GBI stockholders in exchange for their shares of GBI stock. The fractional share interests of each GBI stockholder will be aggregated, and no GBI stockholder will receive cash in an amount equal to or greater than the value of one full share of FAB stock.

               (13) None of the compensation received by any stockholder-employees of GBI will be separate consideration for, or allocable to, any of their shares of GBI stock; none of the shares of FAB stock received by any stockholder-employees will be separate consideration for, or





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First Alabama Bancshares, Inc.
Guaranty Bancshares, Inc.

April 26, 1994
allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (14) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of GBI's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) GBI is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which GBI is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by GBI, in the case of a first-tier subsidiary of GBI, or by a controlled corporation, in the case of a lower-tier subsidiary.

               (15) For each of FAB and GBI, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence,
(a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

               (16) GBI has not filed, and holds no assets subject to, a consent under section 341(f) of the Code and the regulations thereunder.

               (17) GBI is not a party to, and holds no assets subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.

               (18) The Merger Agreement represents the entire understanding of GBI and FAB with respect to the Merger.

                                    OPINIONS

        Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by FAB and GBI (including the representation that GBI stockholders will maintain sufficient equity ownership interests in FAB after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:





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First Alabama Bancshares, Inc.
Guaranty Bancshares, Inc.

April 26, 1994

               (1) Provided the Merger qualifies as a statutory merger under the General Corporation Law of Delaware and the Louisiana Business Corporation Law, the Merger will be a reorganization within the meaning of section 368(a)(1)(A). GBI and FAB will each be "a party to a reorganization" within the meaning of section 368(b).

               (2) GBI will recognize no gain or loss upon the transfer of its assets to FAB in exchange solely for FAB Common Stock and the assumption by FAB of the liabilities of GBI. Sections 361(a) and 357(a).

               (3) No gain or loss will be recognized by FAB on receipt of GBI's assets in exchange for FAB Common Stock. Section 1032(a).

               (4) The basis of GBI's assets in the hands of FAB will, in each case, be the same as the basis of those assets in the hands of GBI immediately prior to the transaction. Section 362(b).

               (5) The holding period of the assets of GBI in the hands of FAB will, in each case, include the period during which such assets were held by GBI. Section 1223(2).

               (6) The stockholders of GBI will recognize no gain or loss upon the exchange of their GBI Common Stock solely for shares of FAB Common Stock. Section 354(a)(1).

               (7) The basis of the FAB Common Stock received by the GBI stockholders in the proposed transaction will, in each instance, be the same as the basis of the GBI Common Stock surrendered in exchange therefor. Section 358(a)(1).

               (8) The holding period of the FAB Common Stock received by the GBI stockholders will, in each instance, include the period during which the GBI Common Stock surrendered in exchange therefor was held, provided that the GBI Common Stock was held as a capital asset on the date of the exchange.
Section 1223(1).

               (9) The payment of cash to GBI stockholders in lieu of fractional share interests of FAB Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by FAB. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

               (10) Where solely cash is received by a GBI stockholder in exchange for his GBI Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's GBI Common Stock, subject to the provisions and limitations of section 302.

        The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.





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First Alabama Bancshares, Inc.
Guaranty Bancshares, Inc.

April 26, 1994

        We consent to this opinion as an exhibit to the Registration Statement filed by FAB relating to the proposed Merger and to the references to our firm in the proxy statement/prospectus included in the Registration Statement. This opinion is being provided solely for the use of FAB, GBI, and the stockholders of GBI. No other person or party shall be entitled to rely on this opinion.

                                                 Very truly yours,
                                                 ALSTON & BIRD


                                                 By:/s/ Terence J. Greene

                                                    ---------------------
                                                        Terence J. Greene